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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263.

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                    FINAL TERMS NO. 1919 DATED 22 AUGUST 2008

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$ 40,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$18,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017
CURRENTLY TOTALING A$ 1,651,755,000.00 (A$ 1,623,855,000.00
                              INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 14, 2005 and the US Prospectus dated December 17, 2004 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2007, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1.  (i)   Issuer:                            Queensland Treasury Corporation

    (ii)  Guarantor:                         The Treasurer on behalf of the
                                             Government of Queensland

2.  Benchmark line:                          2017

                                             (to be consolidated and form a
                                             single series with QTC 6% Global
                                             A$Bonds due 14
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                                             September 2017, ISIN US748305BG31)

3.  Specific Currency or Currencies:         AUD ("A$")

4.  (i)   Issue price:                       100.455%

    (ii)  Dealers' fees and commissions      No fee or commission is payable in
          paid by Issuer:                    respect of the issue of the bond(s)
                                             described in these final terms
                                             (which will constitute a "pricing
                                             supplement" for purposes of any
                                             offers or sales in the United
                                             States or to U.S. persons).
                                             Instead, QTC pays fees and
                                             commissions in accordance with the
                                             procedure described in the QTC
                                             Offshore and Onshore Fixed Interest
                                             Distribution Group Operational
                                             Guidelines.

5.  Specified Denominations:                 A$1,000

6.  (i)   Issue Date:                        25 August 2008

    (ii)  Record Date (date on and from      6 March / 6 September. Security
          which security is Ex-interest):    will be ex-interest on and from 7
                                             March / 7 September.

    (iii) Interest Payment Dates:            14 March / 14 September

7.  Maturity Date:                           14 September 2017

8.  Interest Basis:                          6 per cent Fixed Rate

9.  Redemption/Payment Basis:                Redemption at par

10. Change of Interest Basis or              Not Applicable
    Redemption/Payment Basis:

11. (i)   Status of the Bonds:               Senior and rank pari passu with
                                             other senior, unsecured debt
                                             obligations of QTC

    (ii)  Status of the Guarantee:           Senior and ranks pari passu with
                                             all its other unsecured obligations

12. Method of distribution:                  Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13. Fixed Rate Note Provisions Applicable

    (i)   Rate(s) of Interest:               6 per cent per annum payable
                                             semi-annually in arrears

    (ii)  Interest Payment Date(s):          14 March and 14 September in each
                                             year up to and including the
                                             Maturity Date

    (iii) Fixed Coupon Amount(s):            A$30 per A$1,000 in nominal amount
          (Applicable to bonds in
          definitive form)

    (iv)  Determination Date(s):             Not Applicable

    (v)   Other terms relating to the        None
          method of calculating interest
          for Fixed Rate Bonds:
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PROVISIONS RELATING TO REDEMPTION

14. Final Redemption Amount:                 A$1,000 per bond of A$1,000
                                             Specified Denomination (NB: If the
                                             Final Redemption Amount is other
                                             than 100 per cent. of the nominal
                                             value the bonds will be derivative
                                             securities for the purposes of the
                                             Prospectus Directive and the
                                             requirements of Annex XII to the
                                             Prospectus Directive Regulation
                                             will apply and the Issuer will
                                             prepare and publish a supplement to
                                             the Prospectus)

15. Early Redemption Amount(s) payable on    Not Applicable
    redemption for taxation reasons or on
    event of default and/or the method of
    calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16. Form of Bonds:                           Permanent Global Note not
                                             exchangeable for Definitive Bonds

17. Additional Financial Centre(s) or        Not Applicable
    other special provisions relating to
    Payment Dates:

18. Talons for future Coupons or Receipts    No
    to be attached to Definitive Bonds
    (and dates on which such Talons
    mature):

19. Other terms or special conditions:       Not Applicable

                                             (When adding any other final terms
                                             consideration should be given as to
                                             whether such terms constitute
                                             "significant new factors" and
                                             consequently trigger the need for a
                                             supplement to the Prospectus under
                                             Article 16 of the Prospectus
                                             Directive)

DISTRIBUTION

20. (i)   If syndicated, names and           Not Applicable
          addresses of Managers and
          underwriting commitments:

    (ii)  Date of Dealer Agreement:          22 August 2008

    (iii) Stabilizing Manager(s) (if any):   Not Applicable

21. If non-syndicated, name and address      Citigroup Global Markets Ltd.
    of relevant Dealer:                      Citigroup centre, Level 40
                                             2 Park Street
                                             Sydney NSW 2000

22. Whether TEFRA D or TEFRA C rules         TEFRA Not Applicable
    applicable or TEFRA rules not
    applicable:

23. Non exempt Offer                         Not Applicable
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                                             (N.B. Consider any local regulatory
                                             requirements necessary to be
                                             fulfilled so as to be able to make
                                             a non-exempt offer in relevant
                                             jurisdictions. No such offer should
                                             be made in any relevant
                                             jurisdiction until those
                                             requirements have been met.
                                             Non-exempt offers may only be made
                                             into jurisdictions in which the
                                             base prospectus (and any
                                             supplement) has been
                                             notified/passported.)

24. Additional selling restrictions:         Not Applicable
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LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$18,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    --------------------------------
    Duly authorized

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                            PART B--OTHER INFORMATION

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1.  LISTING AND ADMISSION TO TRADING

    (i)   Listing                            Bourse de Luxembourg.

    (ii)  Admission to trading:              Application has been made by the
                                             Issuer (or on its behalf) for the
                                             bonds to be admitted to trading on
                                             the regulated market of the Bourse
                                             de Luxembourg with effect from the
                                             Issue Date.

                                             (Where documenting a fungible issue
                                             need to indicate that original
                                             securities are already admitted to
                                             trading.)

2.  RATINGS

    Ratings:                                 The bonds to be issued have been
                                             rated:

                                             S&P:     AAA
                                             Moody's: Aaa

                                             An obligation rate 'AAA' by S&P has
                                             the highest credit rating assigned
                                             by Standard & Poor's. The obligor's
                                             capacity to meet its financial
                                             commitment on the obligation is
                                             extremely strong.

                                             Obligations rated 'AAA' by Moody's
                                             are judged to be of the highest
                                             quality with minimal credit risk.

                                             A credit rating is not a
                                             recommendation to buy, sell or hold
                                             securities and may be revised or
                                             withdrawn by the rating agency at
                                             any time. Each rating should be
                                             evaluated independently of any
                                             other rating.

                                             (The above disclosure should
                                             reflect the rating allocated to
                                             bonds issued under the bond
                                             facility generally or, where the
                                             issue has been specifically rated,
                                             that rating.)

3.  INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.  REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

    (i)    Reasons for the Offer:            See "Use of Proceeds" section in
                                             the prospectus supplement--if
                                             reasons for offer different from
                                             making profit and/or hedging
                                             certain risks will need to include
                                             those reasons here.

    (ii)   Estimated net proceeds:           Not Applicable.

                                             (If proceeds are intended for more
                                             than
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                                             one use will need to split out and
                                             present in order of priority. If
                                             proceeds insufficient to fund all
                                             proposed uses state amount and
                                             sources of other funding.)

    (iii)  Estimated total expenses:         Not Applicable.

                                             [Expenses are required to be broken
                                             down into each principal intended
                                             "use" and presented in order of
                                             priority of such "uses".]

5.  YIELD

    Indication of yield:                     6.325%

                                             Calculated as 7 basis points less
                                             than the yield on the equivalent A$
                                             Domestic Bond issued by the Issuer
                                             under its Domestic A$ Bond Facility
                                             on the Trade Date.

                                             The yield is calculated at the
                                             Trade Date on the basis of the
                                             Issue Price. It is not an
                                             indication of future yield.

6.  OPERATIONAL INFORMATION

    (i)    ISIN Code:                        US748305BG31

    (ii)   Common Code:                      027594204

    (iii)  CUSIP Code:                       748305BG3

    (iv)   Any clearing system(s) other      Not Applicable
           than Depositary Trust Company,
           Euroclear Bank S.A./N.V. and
           Clearstream Banking, societe
           anonyme and the relevant
           identification number(s):

    (v)    Delivery:                         Delivery free of payment

    (vi)   Names and addresses of            [__________]
           additional Paying Agent(s) (if
           any):

7.  TERMS AND CONDITIONS OF THE OFFER

    (i)    Offer Price;                      Not applicable

    (ii)   [Conditions to which the offer    Not applicable
           is subject;]

    (iii)  [Description of the application   Not applicable
           process;]

    (iv)   [Details of the minimum and/or    Not applicable
           maximum amount of application;]

    (v)    [Description of possibility to    Not applicable
           reduce subscriptions and manner
           for refunding excess amount
           paid by applicants;]

    (vi)   [Details of the method and time   Not applicable
           limits for paying up and
           delivering the bonds;]

    (vii)  [Manner in and date on which      Not applicable
           results of the offer are to be
           made public;]
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    (viii) [Procedure for exercise of any    Not applicable
           right of pre-emption,
           negotiability of subscription
           rights and treatment of
           subscription rights not
           exercised;]

    (ix)   [Categories of potential          Not applicable
           investors to which the bonds
           are offered and whether
           tranche(s) have been reserved
           for certain countries;]

    (x)    [Process for notification to      Not applicable
           applicants of the amount
           allotted and the indication
           whether dealing may begin
           before notification is made;]

    (xi)   [Amount of any expenses and       Not applicable
           taxes specifically charged to
           the subscriber or Purchaser;]

    (xii)  [Name(s) and address(es), to      None
           the extent know to the Issuer,
           of the placers in the various
           countries where the offer takes
           place.]
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